Exhibit 4.5

EXECUTION VERSION

ESSENT GROUP LTD.

SECOND AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

Dated as of October 3, 2013

SECOND AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of October 3, 2013, by and among Essent Group Ltd., a limited liability company organized under the laws of Bermuda (the “Company”) and the Persons (as defined below) set forth on Exhibit A attached hereto (the “Shareholders”).

RECITALS

WHEREAS, the Company and the Shareholders are parties to an amended and restated registration rights agreement, dated as of September 19, 2013 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted certain registration rights to the Shareholders; and

WHEREAS, the Company and the Shareholders desire to amend and restate the Existing Registration Rights Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.             Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings; other terms are defined in the text of this Agreement and shall have the respective meanings ascribed to them therein:

1.1          “Affiliate” means, with respect to the Company or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company or other specified Person (including, for purposes of Section 3 of the Shareholders Agreement, in the case of any Shareholder, or any investment fund or account under common investment management); provided, that no Shareholder shall be deemed to be an Affiliate of the Company unless such Shareholder owns more than fifty percent (50%) of the outstanding voting securities of the Company or has the ability, by contract or otherwise, to designate a majority of the members of the Company’s board of directors.

1.2          “Bye-laws” means the Bye-laws of the Company, as amended from time to time in accordance with the terms thereof.

1.3          “Class A Common Shares” means the Class A Common Shares as defined in the Company’s Second Amended and Restated Bye-laws.

1.4          “Class A Registrable Shares” means (a) the Common Shares into which each Class A Common Share held by any Shareholder (whether now owned or hereafter acquired) has been converted or is then convertible and (b) any other Common Shares of the Company issued in respect of the shares described in clause (a) above because of share splits, share dividends, reclassifications, recapitalizations, reorganizations or other similar events; provided, however, that Common Shares that are Class A Registrable Shares shall cease to be Class A Registrable Shares (x) upon any sale by the holders thereof pursuant to a Registration Statement or Rule 144 under the Securities Act (other than any sale under Rule 144 to an

Affiliate), or (y) upon any sale in any manner to a Person which, by virtue of Section 16 hereof, is not entitled to the rights provided by this Agreement.  Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Class A Registrable Shares, the determination of such percentage shall include Common Shares issued or issuable upon conversion of the Class A Common Shares even if such conversion has not yet been effected.

1.5          “Class B-2 Common Shares” means the Class B-2 Common Shares as defined in the Company’s Second Amended and Restated Bye-laws.

1.6          “Commission” means the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

1.7          “Common Shares” means the Class B-1 Common Shares as defined in the Company’s Second Amended and Restated Bye-laws or, to the extent the Bye-laws provide for a single class of common shares, the Common Shares as defined in the Bye-Laws.

1.8          “Defaulting Investor” except as otherwise provided in the Subscription Agreement, means any Shareholder that has at any time declined or otherwise failed to fund its pro rata portion of any Draw in accordance with the terms and conditions set forth in the Subscription Agreement.

1.9          “Draw” shall have the meaning ascribed to such term in the Subscription Agreement.

1.10        “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

1.11        “GS” means The Goldman Sachs Group, Inc., together with any Affiliates to which it transfers Company securities from time to time in accordance with Section 3 of the Shareholders Agreement.

1.12        “Initiating Shareholders” means, in each case so long as they are not a Defaulting Investor, (a) on up to three (3) separate occasions, Pine Brook or its successors or permitted assigns, (b) on up to three (3) separate occasions, GS or its successors or permitted assigns, (c) in each case on up to one (1) occasion, each other Shareholder or their respective successors or permitted assigns and (d) on up to three (3) separate occasions, the Shareholders (other than any Defaulting Investors) holding at least fifteen percent (15%) of the then issued and outstanding Class A Registrable Shares (without taking into account any Class A Registrable Shares held by Defaulting Investors). For the avoidance of doubt, each occasion set forth herein may be used for either a registration requested under Section 3.1 or a Shelf Takedown (as defined below) requested under Section 3.3, but each Shareholder shall only have the number of occasions set forth above in the aggregate for demands under both Section 3.1 and Section 3.3.

1.13        “Institutional Investors” means each of Pine Brook, GS, Valorina LLC, CWA Re, Aldermanbury Investments Limited, RenaissanceRe Ventures Ltd., PPF Holdings II Ltd., Ithan Creek Master Investors (Cayman) L.P., Ithan Creek Master Investment Partnership

(Cayman) II, L.P., HSBC Equity Partners USA, L.P. and HSBC Private Equity Partners II USA LP, and, in each case, their permitted successors and assigns.

1.14        “Major Investor” means, subject to Section 3(b) of the Shareholders Agreement, for so long as they continue to hold Company securities and are not a Defaulting Investor, each of Pine Brook and GS.

1.15        “Member” shall have the meaning ascribed to such term in the Bye-laws.

1.16        “Other Registrable Shares” means any Common Shares held by any Shareholder as of the consummation of the Company’s initial public offering of its equity securities other than Class A Registrable Shares; provided, however, that Common Shares that are Other Registrable Shares shall cease to be Other Registrable Shares (x) upon any sale by the holders thereof pursuant to a Registration Statement or Rule 144 under the Securities Act (other than any sale under Rule 144 to an Affiliate), or (y) upon any sale in any manner to a Person which, by virtue of Section 16 hereof, is not entitled to the rights provided by this Agreement.

1.17        “Person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity and any government, governmental department or agency or political subdivision thereof.

1.18        “Pine Brook” means Essent Intermediate, L.P., together with any Affiliates to which it transfers Company securities from time to time in accordance with Section 3 of the Shareholders Agreement.

1.19        “Registrable Shares” means the Class A Registrable Shares and the Other Registrable Shares.

1.20        “Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors).

1.21        “Reinsurance Draw” shall have the meaning ascribed to such term in the Subscription Agreement.

1.22        “Required Holders” means, at any time, (i) Shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of the Common Shares issued or issuable upon conversion of the Class A Common Shares and (ii) each of the Major Investors (excluding any Major Investor that is a Defaulting Investor).

1.23        “Securities Act” means the United Stated Securities Act of 1933, as amended.

1.24        “Shareholders Agreement” means the Shareholders Agreement, dated as of February 6, 2009, among the Company and the shareholders listed on Exhibit A thereto, as amended from time to time.

1.25        “Subscription Agreement” means the Amended and Restated Subscription Agreement, dated March 25, 2010, among the Company and the shareholders listed on Schedule A thereto, as amended from time to time.

1.26        To the extent Commonwealth Annuity and Life Reinsurance Company Limited (“CWA Re”) has become a Major Investor pursuant to Section 3(b) of the Shareholders Agreement, references herein to GS shall be deemed to instead refer to CWA Re.

Section 2.              Legend.  In addition to the legends required by any other agreement to which the holder of such certificate is a party, each certificate representing the Registrable Shares shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER SHAREHOLDERS, A COPY OF WHICH IS AVAILABLE FOR EXAMINATION AT THE REGISTERED OFFICE OF THE COMPANY.”

Section 3.              Required Registrations.

3.1          At any time after six (6) months after the consummation of the Company’s initial public offering of its equity securities, the Initiating Shareholders may request in writing, on up to that number of separate occasions provided in the definition of “Initiating Shareholders”, that the Company effect a registration on Form S-1 (or any successor form) of Class A Registrable Shares owned by one or more Shareholders.  If the Initiating Shareholders intend to distribute the Class A Registrable Shares by means of an underwriting, they shall so advise the Company in their request.  In the event such registration is underwritten, the right of other Shareholders to participate in such registration shall be conditioned on such Shareholders’ participation in such underwriting on the same terms and conditions.  Upon receipt of any such request from the Initiating Shareholders, the Company shall promptly give written notice of such proposed registration to all other Shareholders.  Such other Shareholders (other than any Shareholder that has at any time defaulted on its obligations in respect of a Reinsurance Draw) shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such of their Class A Registrable Shares as such Shareholders may request in such notice of election.  All Shareholders proposing to distribute their Class A Registrable Shares through such underwriting shall enter into an underwriting agreement in customary form with an underwriter or underwriters that is mutually agreeable to the Company and the Shareholders holding a majority-in-interest of the Class A Registrable Shares that the Shareholders requested for inclusion in such registration.  The Company shall, at its own expense and as expeditiously as possible, use its best efforts to effect the registration, on Form S-1 (or any successor form), of all Class A Registrable Shares that the Company has been requested to so register.  If the underwriter advises the holders of Registrable Shares requesting registration hereunder that, in its good faith view, marketing factors require a limitation of the number of shares to be underwritten, then the Company shall exclude from such registration (a) first, securities held by any Person who does not have any contractual rights to cause the Company to register such securities (including, without limitation, any Shareholder that has at any time defaulted on its obligations in respect of a Reinsurance Draw), (b) second, securities held by any Person with such contractual rights other than those granted under this Agreement, (c) third, shares held by any Defaulting Investors pro rata among such Defaulting Investors on the basis of the respective number of Class A Registrable Shares owned by such holders requesting to be included in such registration, (d) fourth, shares held by the holders of Class A Registrable Shares who are Institutional Investors (other than any Defaulting Investors) pro rata among such holders on the basis of the respective number of Class A Registrable Shares owned by such holders requesting to be included in such registration, and (e) fifth, shares held by the holders of Class A Registrable Shares who are not Institutional Investors pro rata among such holders on the basis of the respective number of Class A Registrable Shares requested by them to be included in such registration.

Notwithstanding the foregoing, the Company shall not be obligated to file a Registration Statement relating to any registration request under this Section 3.1 (i) unless the aggregate gross proceeds of the Registrable Shares to be sold in such offering is reasonably expected to be at least $50 million and (ii) within a period of ninety (90) days (or such lesser period as the managing underwriters in an underwritten offering may permit) after the effective date of any other Registration Statement relating to any registration requested under this Section 3.1 or Section 4.1.

If any Registration Statement requested pursuant to this Section 3.1 does not become effective or, after any Registration Statement requested pursuant to this Section 3.1 becomes effective, less than fifty percent (50%) of the Class A Registrable Shares requested to be included in such registration have been sold thereunder, the request for such registration shall not be included as one of the registrations or Shelf Takedowns (as defined below) that may be requested pursuant to this Section 3.1 or Section 3.3 and shall be at the sole expense of the Company (other than, for the avoidance of doubt, applicable underwriting discounts and commissions).

3.2          After the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings, hereinafter, “Shelf Registration Statement”), the Company shall promptly prepare and file a Shelf Registration Statement covering the resale of all of the Registrable Shares that are not then registered on an effective Registration Statement, subject to the limitations of the Shelf Registration Statement.  The Company shall, as expeditiously as possible, use its best efforts to effect the registration on the Shelf Registration Statement of all such Registrable Shares and maintain the effectiveness of such Shelf Registration Statement until all applicable Registrable Shares have been sold as permitted by Rule 415 of the Securities Act.

3.3          Subject to Section 3.4, the Initiating Shareholders shall have the right, on up to that number of separate occasions provided in the definition of Initiating Shareholders, to request that an underwritten offering be effected off the Shelf Registration Statement at any time (each such offering, a “Shelf Takedown”). Promptly (but in any event within five (5) Business Days) after receipt of a request that a Shelf Takedown be effected, the Company will deliver written notice thereof to each other Shareholder, and each such Shareholder may elect to participate in the Shelf Takedown by delivering to the Company a written request to so participate within three (3) Business Days after such notice is received by any such Shareholder. All Shareholders proposing to distribute their Class A Registrable Shares through such Shelf Takedown shall enter into an underwriting agreement in customary form with an underwriter or underwriters that is mutually agreeable to the Company and the Shareholders holding a majority-in-interest of the Class A Registrable Shares that the Shareholders requested for inclusion in such Shelf Takedown.  For the avoidance of doubt, each applicable Shareholder participating in such a Shelf Takedown shall be responsible for paying the underwriting discounts and commissions applicable to such Shareholder’s Registrable Shares sold by the underwriters in such Shelf Takedown. If the underwriter advises the holders of Registrable Shares requesting the Shelf Takedown hereunder that, in its good faith view, marketing factors require a limitation of the number of shares to be underwritten, then the Company shall exclude from such Shelf Takedown (a) first, securities held by any Person who does not have any contractual rights to cause the Company to register such securities (including, without limitation, any Shareholder that has at any time defaulted on its obligations in respect of a Reinsurance Draw), (b) second, securities held by any Person with such contractual rights other than those granted under this Agreement, (c) third, shares held by any Defaulting Investors pro rata among such Defaulting Investors on the basis of the respective number of Class A Registrable Shares owned by such holders requesting to be included in such Shelf Takedown, (d) fourth, shares held by the holders of Class A Registrable Shares who are Institutional Investors (other than any Defaulting Investors) pro rata among such holders on the basis of the respective number of Class A Registrable Shares owned by such holders requesting to be included in such Shelf Takedown, and (e) fifth, shares held by the holders of Class A Registrable Shares who are not Institutional Investors pro rata among such holders on the basis of the respective number of Class A Registrable Shares requested by them to be included in such Shelf Takedown.

Notwithstanding the foregoing, in no event shall the Company be obligated to effect: (i) a Shelf Takedown pursuant to this Section 3.3 (y) unless the aggregate gross proceeds of the Registrable Shares to be sold in such offering is reasonably expected to be at least $50 million or (z) within a period of ninety (90) days (or such lesser period as the managing underwriters in an underwritten offering may permit) after the effective date of any registration statement relating to any registration effected pursuant to Section 3.1; or (ii) more than four (4) Shelf Takedowns pursuant to this Section 3.3 in any twelve-month period.

If any Shelf Takedown requested pursuant to this Section 3.3 is not effected or less than fifty percent (50%) of the Class A Registrable Shares requested to be included in such Shelf Takedown have been sold thereunder, the request for such Shelf Takedown shall not be included as one of the registrations or Shelf Takedowns that may be requested pursuant to Section 3.1 or this Section 3.3 and shall be at the sole expense of the Company (other than, for the avoidance of doubt, applicable underwriting discounts and commissions).

3.4          If at the time of any request to register Class A Registrable Shares pursuant to this Section 3, (a) the Company has not delayed any other registration pursuant to this Section 3 for any period of time during the preceding twelve (12) month period and (b) the Company is engaged, or has fixed plans to engage within thirty (30) days of the time of such request, in a registered public offering as to which the Shareholders may include Class A Registrable Shares pursuant to Section 4, the Company may delay any such requested registration for up to ninety (90) days from the effective date of such offering; provided, that such right to delay a request may be exercised by the Company not more than once in any twelve (12) month period.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, to delay the filing or postpone the effectiveness of a Registration Statement or require holders to suspend the use of the prospectus for sales of Registrable Shares under a Registration Statement for a reasonable period of time (a “Blackout Period”), which shall not exceed (i) two occasions during any twelve (12)-month period or (ii) sixty (60) days in the aggregate during any twelve (12)-month period, if the Company shall determine in good faith and in its reasonable judgment, after consultation with counsel, that it is required to disclose in the Registration Statement material, non-public information that would otherwise not be required to be disclosed and that the Company has a bona fide business purpose for preserving as confidential. Any Blackout Period shall terminate upon the earlier of: (i) such time as the public disclosure of such information is made or determined to no longer be necessary; or (ii) after sixty (60) days.

Section 4.              Company Registration.

4.1          Subject to Section 4.2, whenever the Company proposes to file a Registration Statement at any time and from time to time, it will, prior to such filing, promptly give written notice to all Shareholders of its intention to do so and, if the Company receives the written request of any Shareholder holding Registrable Shares (other than any Shareholder that has at any time defaulted on its obligations in respect of a Reinsurance Draw) within ten (10) days after the Company provides such notice, the Company shall use its reasonable best efforts to cause all Registrable Shares that the Company has been requested by such Shareholder or Shareholders to be registered under the Securities Act to the extent necessary to permit their sale or other disposition; provided, however, that (a) the rights set forth in this Section 4 shall not apply to Registration Statements to be filed pursuant to Section 3 hereof and (b) the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 4 without obligation to any Shareholder.

4.2          In connection with any offering under this Section 4 involving an underwriting, the Company shall not be required to include any Registrable Shares in such underwriting unless the holders thereof accept the terms of the underwriting as reasonably agreed upon between the Company and the underwriters selected by it.  If the underwriter advises the holders of Registrable Shares requesting registration hereunder that, in its good faith view, marketing factors require a limitation of the number of shares to be underwritten, then the Company shall exclude from such registration (a) first, securities held by any Person who does not have any contractual rights to cause the Company to register such securities (including, without limitation, any Shareholder that has at any time defaulted on its obligations in respect of a Reinsurance Draw), (b) second, securities held by any Person with such contractual rights other than those granted under this Agreement, (c) third, shares held by the holders of Other Registrable Shares pro rata among such holders on the basis of the respective number of Other Registrable Shares requested by them to be included in such registration, (d) fourth, shares held by any Defaulting Investors pro rata among such Defaulting Investors on the basis of the respective number of Class A Registrable Shares owned by such holders requesting to be included in such registration, (e) fifth, shares held by the holders of Class A Registrable Shares who are Institutional Investors (other than any Defaulting Investors) pro rata among such holders on the basis of the respective number of Class A Registrable Shares owned by such holders requesting to be included in such registration, and (f) sixth, shares held by the holders of Class A Registrable Shares who are not Institutional Investors pro rata among such holders on the basis of the respective number of Class A Registrable Shares requested by them to be included in such registration, but in no event shall the amount of Class A Registrable Shares included in the offering pursuant to clauses (e) and (f) be reduced below thirty percent (30%) of the total amount of securities included in such offering unless such offering is the initial public offering of the Company’s securities and no other shareholder has included shares in such registration.

Section 5.              Registration Procedures.  If and whenever the Company is required by the provisions of this Agreement to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall:

5.1          Prepare and file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective until the completion of the distribution;

5.2          As expeditiously as reasonably practicable, prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;

5.3          As expeditiously as reasonably practicable, furnish to each selling Shareholder, without charge, such reasonable numbers of copies of the Registration Statement, each amendment and supplement thereto, prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Shareholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Shareholder;

5.4          As expeditiously as reasonably practicable, use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Shareholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Shareholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Shareholder; provided, that the Company shall not be required in connection with this Section 5.4 to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction where it is not conducting business;

5.5          In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.  Each Shareholder participating in such underwriting shall also enter into and perform its obligations under such an agreement; provided, that in no event shall any Shareholder be required to make representations regarding the Company or be subject to an indemnity obligation greater than the proceeds it receives in such offering;

5.6          Promptly notify each selling Shareholder of Registrable Shares covered by such Registration Statement, and each underwriter, if any, after it shall receive notice thereof, of the time when such Registration Statement has become effective or such supplement to any prospectus forming a part of such Registration Statement has been filed;

5.7          Promptly notify each selling Shareholder of Registrable Shares covered by such Registration Statement, and each underwriter, if any, of any request by the Commission for the amending or supplementing of such Registration Statement or prospectus or for additional information;

5.8          Prepare and promptly file with the Commission, and promptly notify each selling Shareholder of Registrable Shares covered by such Registration Statement, and each underwriter, if any, of such amendment or supplement to such Registration Statement or prospectus, as then in effect, as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances in which they were made;

5.9          Promptly notify each selling Shareholder of Registrable Shares covered by such Registration Statement, and each underwriter, if any, after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use all reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

5.10        At any time when a Registration Statement is effective under the Securities Act, promptly notify each selling Shareholder of Registrable Shares covered by such Registration Statement, and each underwriter, if any, (i) of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and (ii) if due to such event the Company suspends its obligation to maintain the effectiveness of any Registration Statement or suspends the use of any prospectus or prospectus supplement in connection with any Registration Statement.  The Company shall promptly prepare a supplement or amendment to such prospectus so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

5.11        Furnish, on the date that such Registrable Shares are delivered to the underwriters for sale, if such securities are being sold through underwriters, (a) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to each selling Shareholder of Registrable Shares covered by such Registration Statement and (b) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters and to each selling Shareholder of Registrable Shares covered by such Registration Statement;

5.12        If the Company has delivered preliminary or final prospectuses to the selling Shareholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Shareholders and, if requested, the selling Shareholders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company.  The Company shall promptly provide the selling Shareholders with revised prospectuses and, following receipt of the revised prospectuses, the selling Shareholders shall be free to resume making offers of the Registrable Shares; and

5.13        Cause all such Registrable Shares to be listed on or included in each securities exchange or quotation system on which similar securities issued by the Company are then listed.

Section 6.              Allocation of Expenses.  The Company will pay all Registration Expenses (as defined below) of all registrations under this Agreement; provided, however, that if a registration under Section 3.1 or a Shelf Takedown under Section 3.3 is withdrawn at the request of the Shareholders requesting such registration (other than as a result of information concerning the business or financial condition of the Company that is made known in writing to the Shareholders requesting registration after the date on which such registration was requested) and if the requesting Shareholders elect not to have such registration counted as a registration requested under Section 3.1 or a Shelf Takedown requested under Section 3.3, the requesting Shareholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares requested to be included in such registration.  The term “Registration Expenses” shall mean all expenses incurred in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel for the Company and the reasonable fees and expenses of one (1) counsel selected by the selling Shareholders to represent the selling Shareholders, state Blue Sky fees and expenses, and the expense of any special audits or “cold comfort” letters incident to or required by any such registration, but excluding underwriting discounts and selling commissions.

Section 7.              Indemnification and Contribution.

7.1          In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each selling Shareholder (including each member, manager, partner, officer and director thereof and legal counsel and independent accountant thereto), each underwriter of such seller of such Registrable Shares, and each other Person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act (each, a “Shareholder Indemnified Party”) against any expenses, losses, claims, damages or liabilities, joint or several, to which such Shareholder Indemnified Party may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, including any of the foregoing incurred in connection with the settlement of any commenced or threatened litigation, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in (a) any Registration Statement under which such Registrable Shares were registered under the Securities Act, (b) any preliminary prospectus or final prospectus contained in the Registration Statement or (c) any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation or alleged violation by the Company of the Securities Act, the Exchange Act, the securities law of any state or other jurisdiction or any rule or regulation promulgated under the Securities Act, the Exchange Act or the securities laws of any state or other jurisdiction or otherwise in connection with the offering covered by such Registration Statement; and the Company will reimburse such Shareholder Indemnified Party for any legal or any other expenses reasonably incurred by such Shareholder Indemnified Party in connection with investigating or defending any such expense, loss, claim, damage, liability or action; provided, however, that the Company will not be liable to any Shareholder Indemnified Party in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, final prospectus, or any such amendment or supplement, in reasonable reliance upon and in conformity with information furnished in writing (or not furnished in the case of an omission or alleged omission) to the Company by or on behalf of such Shareholder Indemnified Party specifically for use in the preparation thereof.

7.2          In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each selling Shareholder, severally and not jointly, will indemnify and hold harmless the Company, each of the Company’s directors and officers, each underwriter, if any, each Person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, any other seller of Registrable Shares or any such seller’s members, managers, partners, officers and directors, and each Person, if any, who controls such seller within the meaning of the Securities Act and the Exchange Act (each, a “Company Indemnified Party”; and together with the Shareholder Indemnified Parties, the “Indemnified Parties”) against any expenses, losses, claims, damages or liabilities, joint or several, to which the Company Indemnified Party may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, including any of the foregoing incurred in connection with the settlement of any commenced or threatened litigation, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in (a) any Registration Statement under which such Registrable Shares were registered under the Securities Act, (b) any preliminary prospectus or final prospectus contained in the Registration Statement or (c) any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and each such seller of Registrable Shares will reimburse the Company and each Indemnified Party for any legal or any other expenses reasonably incurred by the Company and each such Indemnified Party entitled to indemnification in connection with investigating or defending any such loss, claim, damage, liability or action if (and only if), in any case, the statement or omission was made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of such seller, specifically for use in connection with the preparation of such Registration

Statement, prospectus, amendment or supplement; provided, however, that (i) the obligations of each such Shareholder hereunder shall be limited to an amount equal to the net proceeds received by such Shareholder in connection with such offering of such Registrable Shares and (ii) no such Shareholder will be liable for any amount paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of such Shareholder, which consent shall not be unreasonably withheld, conditioned or delayed.

7.3          Each Indemnified Party entitled to indemnification under this Section 7 shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party, whose approval shall not be unreasonably withheld; and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party’s ability to defend against such claim or litigation is materially impaired as a result of such failure to give notice.  The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicts of interests between the Indemnified Party and any other party represented by such counsel in such proceeding.  No Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

7.4          In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 7 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any expenses, losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such expenses, losses, claims, damages or liabilities to which such party may be subject in proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Indemnifying Party or the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Shareholders agree that it would not be just and equitable if contribution pursuant to this Section

7 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this Section 7.4, (a) in no case shall any one Shareholder be liable or responsible for any amount in excess of the net proceeds received by such Shareholder from the offering of Registrable Shares and (b) the Company shall be liable and responsible for any amount in excess of such proceeds; provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party or parties under this Section, notify such party or parties from whom such contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section.  No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.5          The obligations of the Company and the Shareholders under this Section 7 shall survive completion of any offering of Registrable Shares in any Registration Statement and the termination of this Agreement.

Section 8.              Indemnification with Respect to Underwritten Offering.  In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 3, the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of the issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering.  This Section 8 shall also apply to any selling Shareholder that would be deemed to be an underwriter for purposes of the Securities Act.

Section 9.              Obligations of Holders.  As a condition to be included in any Registration Statement, each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder and execute such documents as the Company may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.  Furthermore, each holder of Registrable Shares agrees that, upon receipt of any notice from the Company of either the commencement of a Blackout Period or the happening of an event pursuant to Sections 5.9 and 5.10 hereof, such holder will immediately discontinue disposition of Registrable Shares pursuant to the Registration Statement covering such Registrable Shares until such holder is advised by the Company that such dispositions may again be made.

Section 10.            Market Stand-Off Agreement.  In connection with any public offering, each Shareholder, if requested by the Company and the underwriters managing such public offering, shall agree not to sell or otherwise transfer or dispose of any Registrable Shares or, solely if such offering is the Company’s initial public offering or if such Shareholder is participating in such offering or such Shareholder is a person subject to the reporting requirements of Section 16 of the Exchange Act, other securities of the Company, held by such

Shareholder (other than those Registrable Shares included in the public offering) for a specified period of time determined by the Company and the underwriters following the effective date of a Registration Statement; provided, however, that:

(a)           such agreement shall not exceed one hundred eighty (180) days from the effective date of such registration in the case of the Company’s initial public offering and ninety (90) days from the date of the final prospectus relating to such offering in any other public offering; and

(b)           all Shareholders holding not less than the number of Common Shares held by such Shareholder (including Common Shares issuable upon the conversion of the Class A Common Shares, Class B-2 Common Shares or other convertible securities, or upon the exercise of options, warrants or other rights) and all officers and directors of the Company enter into similar agreements; provided, however, that all restrictions set forth in this Section 10 on all such Shareholders shall terminate and be of no further force or effect if any Shareholder, officer or director is released from, or otherwise no longer bound by, such restrictions.

Such agreement shall be in writing in a form reasonably satisfactory to the Company and such underwriter.  The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of the stand-off period.

Section 11.            Limitations on Subsequent Registration Rights.  The Company shall not, without the prior written consent of the Required Holders, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder either (a) to include securities of the Company in any Registration Statement filed under Section 3 or Section 4, (b) to make a demand registration that could result in such Registration Statement being declared effective prior to twelve (12) months after the Company’s initial public offering of its equity securities or (c) to have registration rights that are pari passu with or superior to the rights granted to the Shareholders under this Agreement.

Section 12.            Rule 144 Requirements.  After the earliest of (a) the closing of the sale of securities of the Company pursuant to a Registration Statement, (b) the registration by the Company of a class of securities under Section 12 of the Exchange Act or (c) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

(a)           comply with the requirements of Rule 144(c) under the Securities Act with respect to making and keeping available current public information about the Company;

(b)           use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)           furnish to any holder of Registrable Shares promptly after receipt of a written request (i) a written statement by the Company as to its compliance with the requirements of said Rule 144(c), and the reporting requirements of the Securities Act and the

Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration, including, without limitation, Rules 144 and 144A.

Section 13.            Selection of Underwriter.  The Company shall have the right to designate the managing underwriter in any underwritten offering, except for any registration effected pursuant to Section 3, which designation shall be subject to the approval of the Shareholders holding a majority of the Registrable Shares that all Shareholders requested to be included in such offering, and which approval shall not be unreasonably withheld, conditioned or delayed.

Section 14.            Mergers, Etc.  The Company shall not, directly or indirectly, enter into any merger, amalgamation or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving entity shall, prior to such merger, amalgamation or reorganization, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to “Registrable Shares” shall be deemed to be references to the securities that the Shareholder would be entitled to receive in exchange for Registrable Shares under the terms of any such merger, amalgamation or reorganization; provided, however, that the provisions of this Agreement shall not apply in the event of any merger, amalgamation or reorganization in which the Company is not the surviving entity if all Shareholders are entitled to receive in exchange for their Registrable Shares consideration consisting solely of (i) cash, (ii) securities of the acquiring corporation that may be immediately sold to the public without registration under the Securities Act or (iii) securities of the acquiring entity that the acquiring entity has agreed to register within ninety (90) days of completion of the transaction for resale to the public pursuant to the Securities Act.

Section 15.            Successors and Assigns.  Except as provided in Section 16, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the parties hereto.

Section 16.            Transfers of Certain Rights.

16.1        Transfer of Rights.  The rights of each Shareholder under this Agreement may be transferred to a transferee or assignee of the Registrable Shares; provided, that the Shareholder shall, within ten (10) business days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number of Registrable Shares with respect to which such rights are being assigned.  The transferee or assignee of a Shareholder’s rights and obligations hereunder shall be deemed a “Shareholder” for purposes of this Agreement.

16.2        Joinder.  Any transferee of a Shareholder’s Registrable Shares, and any other Person that acquires Class A Registrable Shares after the date hereof, shall, as a condition to such transfer or acquisition, execute and deliver to the Company a joinder to this Agreement pursuant to which such Person agrees to become a party to this Agreement subject to the obligations applicable to a Shareholder pursuant to the terms set forth herein.

16.3        Subsequent Transferees.  A transferee to whom rights are transferred pursuant to this Section 16 may not again transfer such rights to any other Person, other than as provided in Sections 16.1 and 16.2 above.

Section 17.            Miscellaneous.

17.1        No Inconsistent Agreements.  The Company will not hereafter enter into any agreement with respect to its securities that is inconsistent with, grants any rights equal or superior to, or violates the rights granted to the holders of Registrable Shares in this Agreement without first obtaining the prior written consent of the Shareholders holding at least a majority of the Registrable Shares.

17.2        Adjustments Affecting Registrable Shares.  The Company will not take any action, or permit any change to occur, with respect to its securities that would adversely affect the ability of the holders of Registrable Shares to include such Registrable Shares in a registration undertaken pursuant to this Agreement or that would adversely affect the marketability of such Registrable Shares in any such registration (including, without limitation, effecting a share split or a combination of shares).

17.3        No Registration of Class A Common Shares or Class B-2 Common Shares.  The registration rights contained herein apply only to the Common Shares, and the Company shall never be obligated to register any of the Class A Common Shares or Class B-2 Common Shares.

17.4        Amendment.  Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Company and the Required Holders; provided, however, that (a) no modification or amendment which adversely affects the rights or obligations of any Shareholder under this Agreement or any other Related Document (as defined in the Subscription Agreement) in a manner disproportionate to other holders of the same class or series of shares shall be effective without the written consent of such adversely and disproportionately affected Shareholder and (b) no modification or amendment which increases any Shareholder’s obligations to make payments to or on behalf of the Company or requires any Shareholder to assume additional liabilities in connection with its ownership of Company securities shall be effective without the written consent of such Shareholder.  Any amendment or waiver effected in accordance with this Section 17.4 shall be binding upon the Company and each of the Shareholders and their respective successors and assigns.

17.5        Specific Performance.  In addition to any and all other remedies that may be available at law, in the event of any breach of this Agreement, each Shareholder shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

17.6        Remedies Cumulative.  No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

17.7        No Waiver.  No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar.  No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing.

17.8        Jury Trial Waiver.  To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby waives any right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of or relating to this Agreement.

17.9        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

17.10      Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at the address as set forth on the signature page hereof and to a Shareholder at such Shareholder’s address as set forth on Exhibit A attached hereto, or at such other address as the Company or such Shareholder may designate by ten (10) days advance written notice to the other parties hereto.

17.11      Severability.  If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement.  If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this Section 17.11, then such stricken provision shall be replaced, to extent possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible.

17.12      Entire Agreement.  This Agreement and the exhibits referred to herein constitute the entire agreement among the parties and supersede all prior communications, representations, understandings and agreements of the parties with respect to the subject matter hereof.  All exhibits hereto are incorporated herein by reference.  Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

17.13      Section Headings.  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

17.14      General Interpretation.  The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent.  This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement.  No rule of strict construction will be applied against any person.  For all purposes of this Agreement, unless otherwise expressly provided or unless the context otherwise requires:

(a)           any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns and pronouns shall include the plural, and vice versa;

(b)           the words “herein”, “hereto” and “hereby”, and other words of similar import, refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(c)           references to Sections, clauses, other subdivisions and exhibits are references to Sections, clauses, other subdivisions and exhibits of this Agreement;

(d)           any reference herein to a statute, rule or regulation of any governmental entity (or any provision thereof) shall include such statute, rule or regulation (or provision thereof), including any successor thereto, as it may be amended from time to time; and

(e)           any reference to the “Company” shall mean the Company, acting through its authorized officers or its board of directors and shall not, unless otherwise expressly indicated or as required by applicable law, mean the Shareholders or Members or imply any action or approval thereby.

17.15      Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.  This Agreement may be executed by facsimile or .pdf signatures.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

COMPANY:

ESSENT GROUP LTD.

By:	/s/ Mark Casale
Name: Mark Casale
Title: President and CEO

Address:	Clarendon House
2 Church Street
Hamilton, HM 11
Bermuda

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

SHAREHOLDERS:

ESSENT INTERMEDIATE, L.P.

By:	PBRA, LLC, its General Partner

By:	/s/ William Spiegel
Name: William Spiegel
Title:Director

PINE BROOK ESSENT CO-INVEST, L.P.

By:	PBRA, LLC, its General Partner

By:	/s/ William Spiegel
Name: William Spiegel
Title: Director

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Manda D’Agata
Name: Manda D’Agata
Title: Managing Director

ALDERMANBURY INVESTMENTS LIMITED

By:	/s/ Olof G. Bergquist
Name: Olof G. Bergquist
Title: Attorney-in-Fact

VALORINA LLC

By:	Pine Brook Road Associates (Cayman), L.P.,
Its Manager

By:	/s/ William Spiegel
Name: William Spiegel
Title: Director

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

RENAISSANCERE VENTURES LTD.

By:	/s/ Aditya K. Dutt
Name: Aditya K. Dutt
Title: President

PPF HOLDINGS II LTD.
By:	PartnerRe Principal Finance Inc. Its Investment Advisor

By:	/s/ Kathleen M. Servidea
Name: Kathleen M. Servidea
Title: Associate General Counsel

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

HSBC EQUITY PARTNERS USA, L.P.
By:	HSBC Equity Investors USA, L.P.,
Its General Partner
By:	HSBC Equity GP, LLC,
Its General Partner
By:	HSBC Capital (USA) Inc.,
Its Managing Partner
By:	Graycliff Partners, LP,
Its Attorney-in-Fact

By:	/s/ Andrew Trigg
Name: Andrew Trigg
Title: Managing Director

HSBC PRIVATE EQUITY PARTNERS II USA LP
By:	HSBC Private Equity Investors II, L.P.,
as General Partner
By:	HSBC PEP H GP, LLC,
as General Partner
By:	HSBC Capital (USA) Inc.,
Its Sole Member
By:	Graycliff Partners, LP,
Its Attorney-in-Fact

By:	/s/ Andrew Trigg
Name: Andrew Trigg
Title: Managing Director

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

ITHAN CREEK MASTER INVESTMENT PARTNERSHIP (CAYMAN) II, L.P.
By:	Wellington Management Company, LLP, as investment advisor

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel

ITHAN CREEK MASTER INVESTORS (CAYMAN) L.P.
By:	Wellington Management Company, LLP, as investment advisor

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel

COMMONWEALTH ANNUITY AND LIFE REINSURANCE COMPANY LIMITED

By:	/s/ Janice Weidenborner
Name: Janice Weidenborner
Title: Senior Vice President and Assistant Secretary

/s/ Mark Casale
Mark Casale

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]